Exhibit 10.37
PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TECHNICAL TRANSFER AND SERVICE AGREEMENT

This TECHNICAL TRANSFER AND SERVICE AGREEMENT (this “Agreement”), dated as of April 4, 2014 (the “Effective Date”), is made by and between Pacira Pharmaceuticals, Inc., a California corporation having its principal place of business at 5 Sylvan Way, Parsippany, NJ 07054, United States (“Pacira”), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom (“Patheon”). Pacira and Patheon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Pacira has a commercial interest in the manufacture, packaging and commercialization of a bupivacaine liposome injectable suspension delivered through Pacira’s proprietary DepoFoam® technology and manufactured using the Pacira Manufacturing Process, which is presently sold in the United States by Pacira under the trademark EXPAREL® and may be sold in the future in and outside of the United States under the EXPAREL® trademark or any other trademarks, by Pacira or its licensees (the “Product”);
WHEREAS, concurrently herewith, the Parties are executing a strategic co-production agreement (the “Strategic Co-Production Agreement”) and a manufacturing and supply agreement (the “Manufacturing and Supply Agreement”) pursuant to which Patheon would be a manufacturer, packager, and supplier of the Product; and a Confidentiality Agreement (defined below) for the purpose of protecting each Party’s Proprietary Information; and
WHEREAS, in anticipation of the Manufacturing and Supply Agreement and the goods and services that Patheon will supply thereunder, the Parties desire to enter into a binding agreement pursuant to which Patheon would undertake certain technical transfer and construction services in order to validate and scale up portions of Pacira’s technology package and prepare Patheon’s facilities for the manufacture and packaging of the Product;
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
The following terms will have the meanings set forth below. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular. Any term not defined hereunder shall have the meaning ascribed to such term in the Manufacturing and Supply Agreement.

1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.2 “Additional Services” means any services requested and approved by Pacira that supplement Patheon’s regular performance of the Services as described in Schedule 2.1(a) of the Manufacturing and Supply Agreement.
1.3 “Affiliate(s)” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this Section 1.3 only, a Person will be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than 50% of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract, or any other means whatsoever.
1.4 “Agreement” has the meaning set forth in the preamble hereto.
1.5 “API” means the active pharmaceutical ingredient bupivacaine.
1.6 “Applicable Law” means applicable United States and foreign federal, state, and local laws, orders, rules, regulations, guidelines, standards, customs and ordinances, including, without limitation, (to the extent they are applicable) those of the FDA (including the Act), and those of the EMA, and those of any comparable foreign Regulatory Authorities.
1.7 “Base Fee” means the monthly fee paid by Pacira in consideration for the Services, as more specifically set forth in Exhibit 2.2-A attached to this Agreement and Schedule 2.1(a) of the Manufacturing and Supply Agreement. For the avoidance of doubt, Base Fees do not include Capital Expenditures, Product Fees (as defined in the Manufacturing and Supply Agreement), Material Costs (as defined in the Manufacturing and Supply Agreement), or charges for Bill Back Items or Additional Services.
1.8 “Bill Back Items” means items and services set forth in Schedule 2.1(a) of the Manufacturing and Supply Agreement that are used or necessary in connection with the Manufacture of the Products and which result in a nominal cost to Pacira.
1.9 “Capital Expenditures” has the meaning set forth in Section 2.2.
1.10 “[**] Filling Area” has the meaning set forth in Section 2.1.
1.11 “Certificate of Analysis” has the meaning set forth in Section 1.9 of the Manufacturing and Supply Agreement.
1.12 “Change of Control” has the meaning set forth in Schedule 10.6 of the Manufacturing and Supply Agreement.
1.13 “Claim” has the meaning set forth in Section 7.3(a).
1.14 “Completion of the Tech Transfer” has the meaning set forth in Section 8.2.
1.15 “Confidentiality Agreement” has the meaning set forth in Section 3.1.

1.16 “Control” or “Controlled” means ownership or the right by a Party to assign or grant a license or sublicense under intellectual property rights to the other Party of the scope set forth herein, without breaching the terms of any agreement with a Third Party.
1.17 “Discretionary Manufacturing Changes” has the meaning set forth in Exhibit 2.1-F.
1.18 “Effective Date” has the meaning set forth in the Preamble.
1.19 “EMA” means the European Medicines Agency.
1.20 “Equipment” means any equipment used in the Manufacture of the Product.
1.21 “Exploit” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of the Product or process, including the research, development (including the conduct of clinical trials), registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, export, transport, distribution, promotion, or marketing of the Product or process.
1.22 “Facility” means the facility of Patheon located at Kingfisher Drive, Swindon, Wiltshire SN3 5BZ, United Kingdom.
1.23 “FDA” means the United States Food and Drug Administration and any successor organization thereto and all agencies under its direct control.
1.24 “FDA Approval Date” means the date of receipt of FDA approval for Patheon’s manufacturing, testing, and packaging for the Product from Manufacturing Suite A-2.
1.25 “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of the Product, or any intermediate of the Product, pursuant to Applicable Law, including those promulgated under the Act at 21 C.F.R. (chapters 210 and 211), and those promulgated under EC Directive 2003/94/EC, together with the latest FDA and EMA guidance documents pertaining to manufacturing and quality control practices, all as updated, amended and revised from time to time.
1.26 “Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).
1.27 “Indemnified Party” has the meaning set forth in Section 7.3(a).
1.28 “Indemnifying Party” has the meaning set forth in Section 7.3(a).
1.29 “Key Technical Assumptions” has the meaning set forth in Exhibit 2.1-D.
1.30 “Loss” means any claims, lawsuits, judgments, suits, actions, losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and disbursements).
1.31 “Maintenance” means the maintenance of Equipment and Facilities in satisfactory operating condition, including the performance of systematic inspection and service of Equipment.
1.32 “Make Good Costs” has the meaning set forth in Section 8.11(c).
1.33 “Manufacture” and “Manufacturing Services” means the manufacturing, processing, formulating, filling, packaging, labeling, storage, handling, and quality control testing of Materials or of a pharmaceutical product.

1.34 “Manufacturing and Supply Agreement” has the meaning set forth in the Preamble.
1.35 “Manufacturing Suite A-2” means the manufacturing suite at the Facility, whose footprint is attached as Exhibit 2.1-A to this Agreement, which footprint and engineering approach shall be revised by the Parties in order to adapt the Manufacturing Suite A-2 to Pacira’s Manufacturing Process, as set forth in Section 2.1 hereto.
1.36 “Manufacturing Suite B-2” means the manufacturing suite at the Facility, whose footprint is attached as Exhibit 2.1-A to this Agreement, which footprint and engineering approach shall be revised by the Parties in order to adapt the Manufacturing Suite B-2 to Pacira’s Manufacturing Process, as set forth in Section 2.1 hereto.
1.37 “Manufacturing Suites” means Manufacturing Suite A-2, Manufacturing Suite B-2 together with the areas identified in the plan attached as Exhibit 2.1-A as the areas for the Filling and Support Operations and Secondary Operations. The footprint of the Manufacturing Suites is attached as Exhibit 2.1-A to this Agreement. Such footprint is diagrammatic in nature and is intended to generally depict the location and approximate size of current spaces allocated to Pacira. Such footprint may be amended to be specifically adapted to the Manufacture of the Product, and the Parties shall agree upon the definitive footprint, taking into account parameters such as the exact design of the space, space classifications, code requirements, equipment, materials, personnel, waste stream process flows, equipment sizing and utility requirements.
1.38 “Materials” means all API, lipids, excipients and processing aids, and processing, filling and packaging components, used in connection with the Manufacture of the Product and listed in Schedule 1.49 of the Manufacturing and Supply Agreement, as amended prior to Product launch, based on the Parties’ most recent usage experience rate, and to reflect changes to the Specifications.
1.39 “NDA” means the new drug application for a product, including the Product, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data, and other information filed concerning such product that are necessary for FDA approval to market such product in the Territory.
1.40 “NDC” means “national drug code,” a unique three-segment number, which is a universal product identifier for human drugs.
1.41 “Pacira” has the meaning set forth in the Preamble.
1.42 “Pacira Indemnified Parties” has the meaning set forth in Section 7.2.
1.43 “Pacira Manufacturing Equipment” has the meaning set forth in Exhibit 2.1-F.
1.44 “Pacira On Site Representative” has the meaning set forth in Section 2.7.
1.45 “Pacira Purchased Patheon Manufacturing Equipment” has the meaning set forth in Exhibit 2.1-F.
1.46 “Pacira’s Manufacturing Process” means Pacira’s proprietary process for Manufacturing the Product, and each intermediate of the Product, using the DepoFoam® technology as approved by the FDA as of the Effective Date.

1.47 “Party” or “Parties” has the meaning set forth in the Preamble.
1.48 “Patheon” has the meaning set forth in the Preamble.
1.49 “Patheon Indemnified Parties” has the meaning set forth in Section 7.1.
1.50 “Patheon Manufacturing Equipment” has the meaning set forth in Exhibit 2.1-F.
1.51 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.52 “Process Support and Validation Fees” has the meaning set forth in Section 2.2.
1.53 “Product” has the meaning set forth in the Recitals hereto, in finished, packaged form or finished, unpackaged form, according to the Specifications.
1.54 “Project Manager” has the meaning set forth in Section 2.7(c).
1.55 “Proprietary Information” has the meaning set forth in the Confidentiality Agreement.
1.56 “Quality Agreement” has the meaning set forth in Section 3.1 of the Manufacturing and Supply Agreement.
1.57 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary to Exploit the Product in any country in the Territory, including any (a) approval of a Product, Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical, and scientific licenses.
1.58 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Product in the Territory.
1.59 “Remediation Period” has the meaning set forth in Section 8.5.
1.60 “Required Manufacturing Changes” has the meaning set forth in Exhibit 2.1-F.
1.61 “Services” means the (a) Manufacturing Services performed by Patheon pursuant to the Manufacturing and Supply Agreement; and (b) the Transfer Services performed by Patheon under this Agreement.
1.62 “Specifications” means the specifications for each presentation of Product (i.e., the dosage forms in Schedule 1.82 of the Manufacturing and Supply Agreement) given by Pacira to Patheon relating to the specifications of the Materials; the manufacturing specifications, directions and processes; the storage requirements; all environmental, health and safety information for the Product including material safety data sheets and the finished Product specifications, packaging specifications and shipping requirements for the Product, as amended, modified, or supplemented from time to time in accordance with the specifications set forth in the applicable NDA for the Product.
1.63 “Steering Committee” has the meaning set forth in the Strategic Co-Production Agreement.
1.64 “Strategic Co-Production Agreement” has the meaning set forth in the Recitals.
1.65 “Suite A-2 IOQ” means the completion of the installation qualification and operational qualification of Manufacturing Suite A-2’s Equipment, computer systems, utilities and manufacturing area, enabling the initiation of technical transfer activities as indicated by the delivery by Patheon to Pacira of the interim IOQ report for Manufacturing Suite A-2.
1.66 “Suite B-2 IOQ” means the completion of the installation qualification and operational qualification of Manufacturing Suite B-2’s Equipment, computer systems, utilities and manufacturing area, enabling the initiation of technical transfer activities as indicated by the delivery by Patheon to Pacira of the interim IOQ report for Manufacturing Suite B-2.
1.67 “Technology” means (a) any discovery, improvement, process, formula, data, invention, know-how, trade secret, procedure, device, proprietary methods and materials, or other intellectual property (including any enhancement in the Manufacture, the Equipment, formulation, ingredients, preparation, dosage form, means of delivery, dosage, or packaging of the Product or any discovery or development of a new or improved delivery process for the Product or indication for the Product), (i) whether or not patentable, and (ii) whether developed, conceived, or created by employees of, or consultants to, Pacira or Patheon, alone or jointly with each other or with permitted third parties (including permitted sublicensees); and (b) the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights) with respect to matters described in clause (a) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, Controlled by a Party. The term “Technology” will include any modification of, improvement to, or derivative work of the Product or then-existing patent rights and technology that are useful with respect to the activities hereunder and that are Controlled by a Party.
1.68 “Term” has the meaning set forth in Section 8.1.
1.69 “Territory” means [**].
1.70 “Third Party” means a Person who is neither a Party nor an Affiliate of a Party.
1.70 “Timeline” has the meaning set forth in Section 2.1.
1.71 “Transfer Services” means the services rendered under this Agreement, as described in Section 2.1 and in the Exhibits attached to this Agreement, based on the Key Technical Assumptions stated therein.
1.72 “Transfer Services Termination Costs” has the meaning set forth in Section 8.11(d).

ARTICLE 2
TRANSFER SERVICES
2.1 Description of Transfer Services. Patheon will (a) provide engineering and construction services, directly or using third parties, to construct Manufacturing Suite A-2 and Manufacturing Suite B-2 in accordance with the engineering approach and the footprints set forth in Exhibit 2.1-A of this Agreement, as it may be amended, and the projected capital requirements set forth in Exhibit 2.1-B, (b) procure and/or validate the Equipment necessary to Manufacture the Product in accordance with Exhibit 2.1-F and perform the Transfer Services set forth in Exhibit 2.1-C, (c) [**], and (d) provide other services set forth in Exhibit 2.1-D in order to validate and implement Pacira’s Manufacturing Process for the Product in compliance with the Quality Agreement, GMP and the Specifications and register the Facility to Manufacture the Product (collectively, the “Transfer Services”). Patheon will perform the Transfer Services in a professional manner, to facilitate the Regulatory Approval of the Manufacturing Suites as the manufacturing, testing, and packaging sites for the Product, and so that the Product is Manufactured and tested in accordance with Pacira’s Manufacturing Process and the NDA submitted by Pacira for the Product, including testing and releasing (limited to identification testing and inspection of Certificates of Analysis) all Materials according to the NDA-approved Specifications and test methods. Patheon will use its commercially reasonable efforts to complete the Transfer Services in a timely fashion in accordance with the schedule set forth in Exhibit 2.1-E (the “Timeline”). The Parties will cooperate with one another in the performance of this Agreement in good faith.
2.2 Payments for Transfer Services. The Parties acknowledge and agree that Patheon’s sole consideration for the Transfer Services performed hereunder is (a) the payment of the Base Fees, as set forth in Exhibit 2.2-A of this Agreement, (b) the payments associated with the Equipment, Manufacturing Suite construction and related process and support and validation services, each in accordance with the capital requirements set forth in Exhibit 2.1-B (together, the “Capital Expenditures”); (c) charges for Bill Back Items; and (d) charges for Additional Services. In no event shall the Capital Expenditures exceed the Grand Total indicated in Exhibit 2.1-B by more than [**], unless otherwise mutually agreed by the Parties in writing. All payments from Pacira to Patheon hereunder will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV of the Manufacturing and Supply Agreement. Notwithstanding the foregoing, Patheon will invoice Pacira for the “Process Support and Validation” component of the Capital Expenditures (“Process Support and Validation Fees”) in accordance with the payment schedule set forth in Exhibit 2.2-B. All invoices from Patheon to Pacira for Capital Expenditures shall include all (if any) applicable invoices from vendors for the supply, transportation, installation, and commissioning of the Equipment that pertain to the Transfer Services invoiced by Patheon.
2.3 Modifications. The Parties may modify and agree upon the definitive engineering approach, footprints of the Manufacturing Suites, or the Timeline, taking into account parameters such as the exact design of the space, space classifications, code requirements, Equipment, materials, personnel, waste stream process flows, equipment sizing and utility requirements. Any such modifications shall be discussed by the Parties and agreed in writing including as to any consequential fees and costs or savings relating thereto, duly executed by the Parties.

2.4 Pacira’s Responsibilities.
(a) To assist Patheon in its performance of the Transfer Services under this Agreement, Pacira shall at its expense (i) provide Patheon DDP Incoterms 2010 the Facility all Pacira’s Manufacturing Equipment in a timely fashion on request by Patheon; (ii) provide Patheon in a timely fashion with relevant information, documentation, and data relating to (1) Pacira’s Manufacturing Process, (2) the Equipment necessary to Manufacture the Product in accordance with Pacira’s Manufacturing Process, and to (3) Product safety and information, documentation, and data, including NDA numbers, NDC codes, “CMC” sections of NDAs, validation protocols, validation reports, method validation protocols, method validation reports, and other documents necessary or reasonably requested by Patheon for Patheon to Manufacture the Product, provide the Transfer Services or otherwise necessary or appropriate for Patheon’s performance hereunder, and (iii) Materials pursuant to Section 2.12. If requested by Patheon to provide support or information, Pacira shall provide such reasonable and necessary support or information in order to enable Patheon to perform the Transfer Services under this Agreement as soon as reasonably possible and in any event within fifteen (15) business days of Patheon’s request (or will provide an explanation of the legitimate reason for any delay and a projected date by which such support or information will be provided). In the event Pacira is to review or approve any information, documentation, data, or samples prepared or supplied by or on behalf of Patheon, it will complete such review and approval process as soon as reasonably possible and in any event within fifteen (15) business days of Patheon’s request.
(b) It is understood and acknowledged by the Parties that Pacira will retain ownership of the NDA to the Product, and any supplements thereto, and is responsible for the NDA submission documents and all correspondence with the FDA and other competent Regulatory Authority concerning the Product, other than submission documents and correspondence associated with GMP inspections of the Facility; provided, however, that Section 2.9 of this Agreement and Section 3.6 of the Manufacturing and Supply Agreement will govern the ownership of the intellectual property rights described or disclosed in such NDA and supplements.
(c) Pacira shall have the sole responsibility for the filing of all documents with all applicable Regulatory Authorities, and to take any other actions that may be required for the receipt of Regulatory Approval for the development or commercial manufacture of the Product. Pacira will, at its expense and in cooperation with Patheon, use commercially reasonable efforts to diligently and proactively pursue Regulatory Approval for Patheon’s Manufacture of the Product at the Facility in a timely fashion in accordance with the Timeline. Without limiting such obligation, Pacira shall be responsible for filing the NDA submission documents, drug listing the Product, and completing all correspondence with the FDA concerning the Product. Pacira agrees that it will use commercially reasonable efforts to file the “CMC” sections for the Product with the FDA as soon as possible after Patheon has provided to Pacira the data, sterility assurance information (e.g., completed aseptic validation information written and compiled in support of the NDA filing) and reports required for Pacira to complete the “CMC” sections, in a form acceptable to Pacira and Patheon (which acceptance shall not be unreasonably withheld or delayed) . All documentation and data provided by Patheon in support of the NDA filing shall be accurate and true and will reflect the current processes and procedures in place at Patheon.

(d) Where documents or data generated by Patheon in relation to the Transfer Services are to be filed by Pacira with any Regulatory Authority and such filing includes data or information pertaining to a Patheon Regulatory Obligation (as such term is defined in the Manufacturing and Supply Agreement), prior to filing any such documents and data with the Regulatory Authority, Pacira shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to review the accuracy of such documents as it relates to the Patheon Regulatory Obligation in accordance with the review and comment procedures set forth in Section 3.16 of the Manufacturing and Supply Agreement (including the process for resolution of inaccuracies set forth in Section 3.16(c) thereto). Notwithstanding anything in Section 3.16 of the Manufacturing and Supply Agreement to the contrary: (i) at least twenty one (21) calendar days prior to filing with the Regulatory Authority any documentation which is or is equivalent to the Quality document portion (Drug Product section) of the U.S. Investigational New Drug application, the EU Clinical Trial application and Investigational Medicinal Product Dossier, the Common Technical Document module 3 (Drug Product section) of the US New Drug Application, U.S. Biological License Application, or the EU Marketing Authorization Application, as the case may be, Pacira shall provide Patheon with a copy of the Initial Draft (defined in the Manufacturing and Supply Agreement) of such portion so as to permit Patheon to verify that the Initial Draft accurately describes the development and validation work Patheon has performed and the manufacturing and control processes that Patheon will perform pursuant to this Agreement; (ii) Patheon shall provide comments regarding such Initial Draft no later than seven (7) days prior to the required filing date with the applicable Regulatory Authority (including notifying Pacira of any identified inaccuracies); and (iii) Pacira shall deliver a copy of the Final Filing (as defined in the Manufacturing and Supply Agreement) to Patheon at least three (3) days prior to the required filing date.
2.5 Patheon’s Responsibilities. Patheon will, at its expense, in consideration for the payments and reimbursements set forth in Section 2.2, provide the Transfer Services in a professional and diligent manner, and use its commercially reasonable efforts to complete the Transfer Services in a timely fashion in accordance with the Timeline. Patheon will provide to Pacira all data and documentation necessary to support Pacira’s submissions to the FDA, or any responses to questions raised by the FDA with respect to those Transfer Services, that are necessary for Regulatory Approval of the Facility as the manufacturing, testing, and packaging site for the Product. Patheon will promptly notify Pacira in writing and by telephone if an authorized agent of a Regulatory Authority visits Manufacturing Suite A-2 or Manufacturing Suite B-2, or any other location in the Facility where the Product is being manufactured, packaged, stored or quality tested, will permit Pacira or its agents to be present at the Facility in order to support Patheon during such visit or inspection. Responsibility for the remediation of any issue detected during such visit or inspection shall be borne by the Party responsible for such issue (i.e., with respect to Pacira, issues pertaining to the Pacira Manufacturing Process, Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment, and with respect to Patheon, issues pertaining to the Facility and all other Equipment). Patheon will provide copies of regulatory correspondence related to such inspection in accordance with the review and comment procedures set forth in Section 3.16 of the Manufacturing and Supply Agreement.

2.6 Equipment. The Parties shall procure, supply, install, commission and validate the Equipment in compliance with (a) Exhibit 2.1-F; (b) the capital requirements set forth in Exhibit 2.1-B and (c) the “Qualification and Validation” process set forth in Exhibit 2.1-C. Patheon is authorized to use the Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment pursuant to Exhibit 2.1-F solely for the purposes of performing the Transfer Services.
2.7 Pacira On Site Representatives; Reporting of Results; Project Managers.
(a) Pacira shall have the right at all times throughout the Term to have a reasonable number of representatives (each, a “Pacira On Site Representative”) present in that portion of the Facility that is being constructed or used to Manufacture the Product or store Materials, to observe the procedures and processes used to Manufacture the Product or to perform the activities associated with the transfer of Pacira’s Technology hereunder. The Pacira On Site Representatives shall have full access to the Manufacturing Suites and to the non-financial records that relate to the Product, and all records pertaining to any Materials and to Third Party invoices specifically recharged by Patheon to Pacira as a Capital Expenditure or Bill Back Item. For the avoidance of doubt, the term “non-financial records” as used in this Agreement does not include the Reports (defined in Section 3.12 of the Manufacturing and Supply Agreement). Patheon shall provide reasonable (temporary) on-site accommodations at the Facility for the Pacira On Site Representatives (e.g., conference room facilities). Pacira On Site Representatives shall observe at all times Patheon’s policies and procedures (as amended from time to time) as they pertain to the Facility, including policies relating to health and safety and compliance; provided that Pacira is given notice of such policies and given a reasonable period of time to review and implement such policies. Pacira will comply with all reasonable directions of Patheon in relation to the same. Patheon may refuse or limit in its sole discretion at any time admission to the Facility by any Pacira On Site Representative who fails to observe such policies or comply with such reasonable directions. For the avoidance of doubt, Pacira On Site Representatives shall have (i) no management authority over any Patheon employee and (ii) no authority to conclude contracts on behalf of Pacira.
(b) Patheon will respond to Pacira’s inquiries regarding the status of the Transfer Services on an ongoing basis, and Patheon will endeavor to keep Pacira informed of interim results of the Transfer Services. Patheon will provide copies of all analytical, cleaning, and process validation protocols, data summaries, reports and all batch records, test methods, and specifications for Pacira’s review, comment, and approval prior to implementation and execution. Once such protocols, data summaries, reports, records, methods, and specifications have been approved and executed, Patheon will provide copies to Pacira. Patheon will provide Pacira with information relating to the Equipment to be used in connection with the Manufacture of the Product, which Equipment will be subject to Pacira’s review and approval (not to be unreasonably withheld or delayed). Within five (5) business days after Pacira’s request, Patheon will provide to Pacira documentation that summarizes the implementation efforts of the Transfer Services at the Facility.
(c) Patheon and Pacira will each appoint a project manager (each, a “Project Manager” and, together, the “Project Managers”), who will meet as needed to resolve any issues or problems associated with the Transfer Services. Patheon will not remove the Patheon Project

Manager without Pacira’s prior written consent (not to be unreasonably withheld, conditioned or delayed) except in the event of such Project Manager’s promotion, resignation, incapacity or death, or termination for cause. Pacira’s Project Manager may be one of the Pacira On Site Representatives. Either Party may request from the other a change of Project Manager, which such request shall be referred to the Steering Committee.
2.8 Dispute Resolution.
(a) The Parties recognize that disputes may arise from time to time during the term of this Agreement that relate to whether either Party has fulfilled its obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 2.8 if and when a dispute arises under this Agreement.
(b) Unless otherwise specifically recited in the Agreement, disputes between the Parties under this Agreement will be first referred to the Project Manager of each Party as soon as reasonably possible after such dispute has arisen. If the Project Managers are unable to resolve such a dispute within [**] of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the Steering Committee. If the Steering Committee is unable to resolve such a dispute within [**] of being requested by a Party to resolve such dispute, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officer of each Party, for attempted resolution by negotiations within [**] after such notice is received. The contact information of the current Chief Executive Officer of each Party is as follows:
For Pacira: David Stack
Telephone:
Facsimile:
Email:

For Patheon: James Mullen
Telephone:
Facsimile:
Email:
2.9 Ownership. The Parties’ intellectual property ownership rights relating to the subject matter of this Agreement shall be governed by ARTICLE V of the Manufacturing and Supply Agreement.
2.10 Non-Solicit
(a) During the Term and for a period of [**] after expiration or termination of this Agreement, neither Patheon nor its Affiliates, directly or indirectly, will (i) induce or attempt to induce the Pacira On Site Representatives or any other employee of Pacira or any of its Affiliates to leave the employ of Pacira or such Affiliate, or in any way interfere with the relationship between Pacira and its Affiliates and any employee thereof; (ii) hire directly or through another Person any individual who was an employee of Pacira or its Affiliates; or (iii) induce or attempt to induce any customer, licensee, licensor or other business relation of Pacira and its Affiliates to cease doing business with Pacira and its Affiliates, or in any way interfere with the relationship between any such customer, licensee, licensor or business relation of Pacira and its Affiliates. The foregoing will not, however, prohibit Patheon or any of its Affiliates from (x) publishing any general public solicitation of employment opportunities; (y) employing anyone who responds to such solicitation, or (z) prospecting or dealing in any way with Persons who have not been introduced to Patheon or any of its Affiliates by Pacira or who are an existing or prospective customer of Patheon or its Affiliates.
(b) During the Term and for a period of [**] after expiration or termination of this Agreement, neither Pacira nor its Affiliates, directly or indirectly, will (i) induce or attempt to induce any employee of Patheon or any of its Affiliates to leave the employ of Patheon or such Affiliate, or in any way interfere with the relationship between Patheon and its Affiliates and any employee thereof; (ii) hire directly or through another Person any individual who was an employee of Patheon or its Affiliates; or (iii) induce or attempt to induce any customer, licensee, licensor or other business relation of Patheon and its Affiliates to cease doing business with Patheon and its Affiliates, or in any way interfere with the relationship between any such customer, licensee, licensor or business relation of Patheon and its Affiliates. The foregoing will not, however, prohibit Pacira or any of its Affiliates from (x) publishing any general public solicitation of employment opportunities or (y) employing anyone who responds to such solicitation.
2.11 Compliance Audits. With the exception of “for cause” audits (e.g., audits arising in the event of regulatory issues or material Product conformity issues), Pacira and its designated representatives shall have the right to audit [**] all applicable non-financial records pertaining to the Product or Patheon’s obligations hereunder and non-financial records of Patheon for the purpose of determining Patheon’s compliance with the obligations set forth in this Agreement. Pacira shall provide Patheon at least [**] prior advance notice of its intention to conduct such audit and the Parties will determine a mutually agreeable date for such audit. Pacira shall include no more than [**] of Pacira’s representatives in each such audit, with each such audit lasting no more than [**], without Patheon’s prior written consent.
2.12 Materials. Pacira shall purchase all Materials for the Transfer Services and ship such Materials to Patheon in accordance with this Section 2.12 (except as otherwise mutually agreed to by the parties in writing, in which case such Materials shall be considered Bill Back Items hereunder). All shipments from Pacira to Patheon will be made DDP (Incoterms 2010) the Facility unless otherwise agreed. All shipments of Pacira-supplied Materials, if required, will be accompanied by Certificate(s) of Analysis from the Material manufacturer or Pacira, confirming its compliance with the Material’s specifications. Pacira will obtain the proper release of the Pacira-supplied Materials from the applicable customs agency and Regulatory Authority. Pacira or Pacira’s designated broker will be the “Importer of Record” for Pacira-supplied Materials imported to the Facility. Pacira-supplied Materials will be held by Patheon on behalf of Pacira as set forth in this Agreement. Title to Pacira-supplied Materials will at all times remain the property of Pacira or a Pacira Affiliate. Any Pacira-supplied Materials received by Patheon will only be used by Patheon to perform the Services.
2.13 Bill Back Items. Patheon shall invoice Pacira monthly for any Bill Back Items used in connection with the Transfer Services during the preceding month in accordance with ARTICLE IV of the Manufacturing and Supply Agreement. Patheon may only invoice Bill Back Items that have been quoted to and approved in writing by Pacira’s Project Manager, or otherwise mutually agreed to by the parties in advance.
2.14 Additional Services. If Pacira is interested in having Patheon perform Additional Services, Pacira will provide Patheon with a written request containing sufficient detail to enable Patheon to provide Pacira with a quote and proposal to provide such Additional Services. Patheon may only invoice for Additional Services that have been quoted to and approved in writing by Pacira’s Project Manager. Patheon shall invoice Pacira monthly for any Additional Services performed by Patheon during the preceding month in accordance with ARTICLE IV of the Manufacturing and Supply Agreement.
2.15 Storage. Patheon will provide sufficient storage capacity to support storage of the required quantity of Materials necessary for Transfer Services for up to [**]. Product post manufacture will be stored free of charge for [**] after which Product should be collected by Pacira [**] the Facility (Incoterms 2010) or destroyed at Pacira’s cost. Any additional storage, or storage of Materials or Product beyond the [**] stated herein, will be subject to the mutual agreement of the Parties to include the fees relating thereto. [**] for the same in accordance with the following provision. At all times during the Term, [**] will maintain commercial insurance coverage at least as comprehensive as the coverage levels as set forth on [**] of the Manufacturing and Supply Agreement. Should an event arise leading to loss or damage of stored Materials or Product, any insurance proceeds received by [**] will first be paid to [**] for any loss or damage it has suffered, and thereafter to [**] in conjunction with other Persons pro-rated as necessary in the event the insurance proceeds are insufficient to cover all loss or damage. Pacira’s cost price for the Materials as at the Effective Date is as set out in Schedule 1.49 of the Manufacturing and Supply Agreement.
2.16 Shipping. Except to the extent set forth otherwise in this Agreement or the Manufacturing and Supply Agreement, any shipment from Patheon to Pacira, whether of Product, Materials or otherwise, shall be made [**] (Incoterms 2010) the Facility unless otherwise mutually agreed. Any shipment from Pacira to Patheon will be made DDP (Incoterms 2010) the Facility.
2.17 Changes in Applicable Law. Should during the Term of this Agreement a change or changes in Applicable Law lead to Patheon (a) providing services not originally contemplated by Patheon, or (b) incurring increased costs in order to comply with said change or changes, any such services or costs (to the extent pertaining to the Product or related to the Pacira Manufacturing Process, the Pacira Manufacturing Equipment or the Pacira Purchased Patheon Manufacturing Equipment) shall constitute an Additional Service subject to mutual written agreement of the Parties.

2.18 Base Fees. Patheon will invoice Pacira monthly in advance for the Base Fees as set forth in Exhibit 2.2-A hereto. All Base Fees will be due and payable in accordance with the invoicing procedures set forth in ARTICLE IV of the Manufacturing and Supply Agreement.
ARTICLE 3
CONFIDENTIALITY
3.1 Confidentiality Obligations. The Parties agree that the terms of the Confidentiality Agreement dated April 4, 2014 between the Parties shall govern the confidentiality obligations of the Parties and are incorporated herein by this reference (the “Confidentiality Agreement”). A copy of the Confidentiality Agreement is attached herein as Exhibit 3.1.
3.2 Press Releases; Use of Trademarks. The Parties agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, save as permitted pursuant to the Confidentiality Agreement. Neither Party shall (a) issue a press release or make any other public statement that references this Agreement or (b) use the other Party’s or the other Party’s Affiliates’ names or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party, save as permitted pursuant to the Confidentiality Agreement or Securities and Exchange Commission filings which are required by Applicable Law, in which instance both Parties shall work together in good faith to agree the disclosure to be made having due and proper regard to their legal obligations. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission or any other governmental or regulatory agencies, including requests for confidential treatment of Proprietary Information of either Party included in any such disclosure.
3.3 Injunctive Relief. Each Party acknowledges that a breach by either Party of the Confidentiality Agreement, this ARTICLE 3 or Sections 2.9 and 2.10 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this ARTICLE 3 and Sections 2.9 and 2.10, without the need of posting a bond or other security; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each Party agrees that the existence of any claim, demand, or cause of action of it against the other Party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other Party, or its successors or assigns, of the covenants contained in this ARTICLE 3 and Sections 2.9 and 2.10.

ARTICLE 4
PACIRA’S REPRESENTATIONS,
WARRANTIES, AND COVENANTS
4.1 Commercially Reasonable Efforts. Except where specifically stated to the contrary in this Agreement otherwise, Pacira will use its commercially reasonable efforts to perform Pacira’s obligations hereunder.
4.2 Additional Representations, Warranties, and Covenants of Pacira. Pacira warrants, represents, and covenants that:
(e) throughout the Term, (i) it or its Affiliates Control all right, title, and interest in all issued patents and pending patent applications set forth on Exhibit 4.2, which patents and applications claim Technology embodied in the Product; and (ii) it has the right to authorize Patheon to perform the Transfer Services in accordance with the terms and conditions hereof;
(f) throughout the Term, the performance of the Transfer Services hereunder, in accordance with the terms and conditions hereof and using Pacira’s Manufacturing Process, or the manufacture, use, sale or other disposition of the Product by Patheon as may be required to perform its obligations under this Agreement or by Pacira, does not and will not result in the infringement or misappropriation of any Person’s intellectual property rights;
(g) Pacira or its Affiliates Control and have the right to lawfully disclose the Specifications to Patheon; and
(h) as of the Effective Date, there are no actions or other legal proceedings pending concerning the infringement of Third Party intellectual property rights related to any of the Specifications, or the sale, use, or other disposition of any Product made in accordance with the Specifications.

ARTICLE 5
PATHEON’S REPRESENTATIONS,
WARRANTIES, AND COVENANTS
Patheon represents, warrants, and covenants to Pacira as follows:
5.1 Commercially Reasonable Efforts. Except where specifically stated to the contrary in this Agreement otherwise, Patheon will use its commercially reasonable efforts to perform the Transfer Services in accordance with the agreed upon Timeline. In the event Patheon is not able to meet the Timeline, Patheon will provide written notice to Pacira of such inability as soon as practical, but in any event within three (3) business days of discovering such inability.
5.2 Qualified Personnel and Transfer Services. Patheon will engage and employ professionally qualified personnel to perform the Transfer Services contemplated hereunder. Patheon represents and warrants that there is no claim, suit, proceeding, or other investigation issued on Patheon, or to the actual knowledge of Patheon, pending or threatened against Patheon, which is likely to prevent or materially adversely affect the rights and interests of Pacira hereunder or keep Patheon from performing its obligations hereunder.
5.3 Additional Representations, Warranties, and Covenants of Patheon. Patheon warrants, represents, and covenants that:
(a) (i) it has facilities, personnel, experience, and expertise sufficient in quality and quantity to perform the obligations hereunder, (ii) it shall so perform with reasonable due care and in conformity with current generally accepted standards and procedures for the type of services covered by the Transfer Services, and (iii) its management shall establish appropriate quality assurance, quality controls, and review procedures for implementation of the Transfer Services;
(b) it has at the Effective Date and shall during the Term observe and comply (to the extent they are applicable), at (subject to Section 2.17 and Schedule 2.1F(x)-(xii)) its sole cost and expense, with (i) all Applicable Laws now in force or that may hereafter be in force, pertaining to Patheon’s performance of the Transfer Services and the Facility, including federal, state, and local laws, orders, regulations, rules, customs, and ordinances now in force or that may hereafter be in force and including, without limitation, (ii) labor laws, orders, regulations, rules, customs, and ordinances and (iii) those of the FDA pertaining to Patheon’s performance of the Transfer Services and the Facility, and any laws, orders, regulations, rules, or ordinances issued in addition to, as a supplement to or as a replacement of Applicable Laws.
(c) none of it, its Affiliates, nor any Person under its direction or control has ever been, nor will it engage suppliers which have to its actual knowledge, after due inquiry, been, (i) debarred or convicted of a crime for which a person can be debarred, under Section 335(a) or 335(b) of the Act, or any equivalent Applicable Law of the country of Manufacture, (ii) threatened to be debarred under the Act or any equivalent Applicable Law of the country of Manufacture or (iii) indicted for a crime or otherwise (to its actual knowledge after due inquiry) engaged in conduct for which a person can be debarred under the FDA or any equivalent Applicable Law of the country of Manufacture, and Patheon agrees that it will promptly notify Pacira in the event it receives notification of any such debarment, conviction, threat or indictment. Should Patheon become aware of any suspected noncompliance with the foregoing, Patheon will notify Pacira in writing of such issue within two (2) business days. For the purpose of this Section 5.3, suppliers and subcontractors engaged by Patheon to undertake the Manufacture of the Product shall be deemed to be under Patheon’s direction or control;
(d) none of it, its Affiliates, nor any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 or any equivalent Applicable Law of the country of Manufacture, as may be amended or supplemented;
(e) none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded from contracting with the U.S. federal government or the government of the country of Manufacture;
(f) none of it, its Affiliates, nor any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any U.S. or foreign governmental program;
(g) it shall immediately notify Pacira if, at any time during the Term, Patheon, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Pacira to exclusion, suspension, or debarment from any U.S. or foreign governmental program; and
(h) before it subcontracts the Manufacture of the Product under this Agreement, which may only be done in accordance with Section 9.8, Patheon shall (i) ensure that its subcontractor(s) represent, warrant, and covenant Sections 5.3(a) through 5.3(g) above, and this Section 5.3(h) if the subcontractor(s) sub-subcontracts any of its obligations, which may only be done in accordance with Section 9.8, and (ii) provide Pacira with confirmation of these representations, warranties, and covenants.
5.4 Disclaimer. THE FOREGOING EXPRESS WARRANTIES AND THOSE IN ARTICLE 4 and ARTICLE 6 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, AND ALL OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY EACH PARTY.

ARTICLE 6
GENERAL REPRESENTATION AND WARRANTIES
Each Party represents, warrants, and covenants to the other as follows:
6.1 Power and Authorization. Such Party (a) is duly formed and in good standing under the laws of the jurisdiction of its formation, (b) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (c) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
6.2 Enforceability. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
6.3 No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not and will not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws, limited partnership agreement, or other constituent document of such Party and (b) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
6.4 Compliance with Applicable Law. Each Party and its Affiliates, and their respective representatives, shall comply with all applicable laws, rules and regulations in the performance of their obligations under this Agreement. Without limiting the foregoing, each Party and its Affiliates, and their respective representatives, shall comply with export control laws and regulations of the country of Manufacture and of the United States. Neither Party nor its Affiliates (or representatives) shall, directly or indirectly, without prior U.S. government authorization, export, re-export, or transfer the Product to any country subject to a U.S. trade embargo, to any resident or national of any country subject to a U.S. trade embargo, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. In so far as the same applies to a Party or its Affiliates, each Party and its Affiliates and respective representatives shall comply with the requirements of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

ARTICLE 7
INDEMNIFICATION
7.1 Indemnification by Pacira. Pacira will indemnify Patheon, its Affiliates, and their respective directors, officers, employees, and agents (the “Patheon Indemnified Parties”), and defend and save each of them harmless from and against any (i) Third Party Loss incurred by any of them in connection with, arising from, or occurring as a result of (a) any misrepresentation, negligence or willful misconduct by Pacira or its Affiliates and their respective directors, officers, employees and agents, in connection with or arising from Pacira’s activities in support of or relating to this Agreement or Transfer Services to be provided hereunder, (b) Pacira’s breach of any of its obligations, warranties, representations, or covenants hereunder, (c) a claim that the Transfer Services performed by Patheon hereunder, in accordance with the terms and conditions of this Agreement, infringes or misappropriates a patent or any other intellectual property rights, if it is a claim related to the use of Pacira’s Technology, Pacira’s Manufacturing Equipment, Pacira Purchased Patheon Manufacturing Equipment or Pacira’s Manufacturing Process or the Product, (d) a claim that the use of any device, composition, or process provided by Pacira to Patheon and used in connection with the Transfer Services in accordance with the terms and conditions of this Agreement constitutes infringement or misappropriation of a Third Party’s intellectual property rights, or (ii) any Loss incurred by any of them in connection with the negligence or willful misconduct of the Pacira On Site Representatives at the Facility, except, in each case, for those Losses for which Patheon has an obligation to indemnify the Pacira Indemnified Parties pursuant to Section 7.2 below, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses; and provided, however, that Pacira will not be required to indemnify the Patheon Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission, or willful misconduct by Patheon or any or its Affiliates.
7.2 Indemnification by Patheon. Patheon will indemnify Pacira, its Affiliates, and their respective directors, officers, employees, and agents (the “Pacira Indemnified Parties”), and defend and save each of them harmless from and against any third party Loss incurred by any of them in connection with, arising from, or occurring as a result of (a) any misrepresentation, negligence or willful misconduct by Patheon or its Affiliates and their respective directors, officers, employees and agents, in connection with the performance of Transfer Services or the handling of the Product by Patheon; (b) Patheon’s breach of any of its obligations, warranties, representations, or covenants hereunder; or (c) a claim that any Patheon Technology employed in providing the Transfer Services infringes or misappropriates a United States patent or any other intellectual property rights except to the extent such claim is based on the use of Pacira’s Technology in accordance with the terms and conditions of this Agreement; except, in each case, for those Losses for which Pacira has an obligation to indemnify the Patheon Indemnified Parties pursuant to Section 7.1 above, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses; and provided, however, that Patheon will not be required to indemnify the Pacira Indemnified Parties with respect to any such Loss hereunder to the extent the same is caused primarily by any breach of contract, negligent act or omission, or willful misconduct by Pacira or any or its Affiliates.

7.3 Indemnification Procedures.
(c) Notice of Claim. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Loss, action, or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2 (a “Claim”), but in no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Loss upon which it intends to seek indemnification.
(d) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claims by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s Claim. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Claim. Subject to clause (c) below, if the Indemnifying Party assumes the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of such Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend, or hold harmless an Indemnified Party from and against any Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defense of such Claim.
(e) Right to Participate in Defense. Without limiting Section 7.3(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules, or equitable principles, in which cases, it shall be at the Indemnifying Party’s expense.
(f) Settlement. With respect to any Loss relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the

Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 7.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement or acquiesce to any judgment with respect to a Claim that obligates the Indemnified Party to pay any amount subject to indemnification by the Indemnifying Party or causes the Indemnified Party to admit to any civil or criminal liability.
(g) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
(h) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a monthly basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to, contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
7.4 Limitation of Liability.
(a) SUBJECT TO SECTION 7.4(B) BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY (DIRECT AND INDIRECT) LOSS OF PROFITS OR FOR SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION, GOODWILL OR LOST PROFITS; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A CLAIM PURSUANT TO THE INDEMNIFICATION OBLIGATIONS HEREOF.
(b) The limitations set forth in Section 7.4(a) shall not apply with respect to damages occasioned by a Party’s breach of its obligations under [**] of this Agreement.

7.5 Re-performance. If any part of the Transfer Services provided or procured by Patheon is not materially performed in accordance with the terms of this Agreement, then Pacira’s sole remedy (in addition to those expressly set forth elsewhere in this Agreement (i.e., ARTICLE 8)) will be to request Patheon to repeat that part of the Transfer Service at Patheon’s cost, provided that where the Transfer Services to be repeated requires Pacira supplied Materials, Pacira will provide such Materials.

ARTICLE 8
TERM AND TERMINATION
8.1 Term. This Agreement will remain in full force and effect unless and until it expires or is terminated in accordance with the provisions of this ARTICLE 8 (the “Term”).
8.2 Expiration. This Agreement will expire upon receipt of FDA approval for Patheon’s manufacturing, testing, and packaging for the Product at Manufacturing Suite A-2 and at Manufacturing Suite B-2 (the “Completion of the Tech Transfer”).
8.3 Termination by Pacira. Pacira will have the right to terminate this Agreement for Pacira’s convenience at any time upon written notice to Patheon in accordance with the following:
(c) Pacira may terminate this Agreement in its entirety if (i) Patheon (due solely to its acts or omissions) fails to complete Manufacturing Suite construction by the date stated in the Timeline and (ii) due solely to such failure, Patheon has not Manufactured registration batches in [**]; and
(d) at any time for convenience by giving Patheon thirty (30) days’ prior written notice.
8.4 Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.
8.5 Termination for Default. Each Party will have the right to terminate this Agreement at any time upon written notice to the other Party, if such other Party (a) breaches any of the representations, warranties, covenants, or agreements set forth in this Agreement or (b) otherwise defaults in the performance of any of its duties or obligations under this Agreement, which in either case has a material effect on the other Party, and which breach or default is not cured within [**] after written notice is given to the breaching Party specifying the breach or default (“Remediation Period”). The aggrieved Party's right to terminate this Agreement for a particular breach under this Section 8.5 may only be exercised for a period of [**] following the expiry of the Remediation Period (where the breach has not been remedied) and, if the termination right is not exercised during this period, then the aggrieved Party will be deemed to have waived its right to terminate this Agreement for such breach.
8.6 Bankruptcy; Insolvency. To the extent permitted by law, each Party will have the right to terminate this Agreement immediately upon notice to the other Party, if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.
8.7 Cross Termination. Should either Pacira or Patheon exercise its right to terminate this Agreement in its entirety (but not in the event of an expiration of this Agreement as set forth in Section 8.2) prior to the FDA Approval Date, then the Manufacturing and Supply Agreement, the

Strategic Co-Production Agreement and the Quality Agreement will concurrently and automatically terminate.
8.8 No Release. Neither the termination nor expiration of this Agreement will release or operate to discharge either Party from any liability or obligation that may have accrued prior to such termination or expiration, including any obligation to pay to the other Party any amounts accrued under this Agreement with respect to the period prior to the effective date of such expiration or termination. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof will not limit remedies that may otherwise be available in law or equity.
8.9 Obligations. Notwithstanding the giving of any notice of termination pursuant to this ARTICLE 8, each Party will continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination or expiration.
8.10 Survival. The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 2.2 (as it may relate to any unpaid amounts due and owing), 2.6 (as it may relate to the use to which Patheon may put the Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment), 2.8, 2.9, 2.10, 2.12 and ARTICLE 1, ARTICLE 3, ARTICLE 7, ARTICLE 8, and ARTICLE 9 shall survive the expiration or termination of this Agreement.
8.11 Rights and Duties Upon Termination.
(a) Upon termination of this Agreement, Patheon will, as promptly as practicable, (i) cease work on the Transfer Services, and (ii) make available for collection by Pacira, ExW (Incoterms 2010) the Facility, all Materials and results and information resulting from the Transfer Services (whether in written or electronic form) that are then in Patheon’s possession and that are the property of Pacira in accordance with Section 2.9 of this Agreement. Upon termination of this Agreement, Pacira will, as promptly as practicable, return all documentation and records of Patheon’s Technology (whether in written or electronic form) that are then in Pacira’s possession and that are the property of Patheon in accordance with Section 2.9 of this Agreement, except to the extent necessary to exercise any license granted by Patheon to Pacira pursuant to such section.
(b) Upon termination of this Agreement (other than by Pacira pursuant to Section 8.5), Pacira will, as promptly as practicable, (i) pay all earned but unpaid fees and charges for the Transfer Services, including Material Costs, Capital Expenditures, Bill Back Items, Additional Services, Base Fees and a pro-rated amount of any unpaid Process Support and Validation Fees to reflect Transfer Services performed as of the date of such termination by Patheon; and (ii) pay all due and outstanding invoices under ARTICLE IV of the Manufacturing and Supply Agreement, including those for Bill Back Items or Additional Services performed as of the date of such expiration and termination.
(c) Upon termination of this Agreement (other than by Pacira pursuant to Section 8.5 and Section 8.3(a)), Pacira will, as promptly as practicable, pay to Patheon all and any removal and Make Good Costs associated with the removal of the Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment from the Facility. “Make Good Costs”

means the reasonable costs required to repair the Facility and return it to a clean, safe and useable area based on the repair of damage caused by the installation or removal of Pacira Manufacturing Equipment.
(d) Upon termination of this Agreement (other than by Pacira pursuant to Section 8.5 and Section 8.3(a)), Pacira will, as promptly as practicable, pay to Patheon the following costs (“Transfer Services Termination Costs”): (i) all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination including, without limitation, disposal fees that may be payable for any Materials and supplies owned by Pacira to be disposed of by Patheon; (ii) all and any direct costs and expenses, or wasted costs and expenses, or termination or cancellation fees payable by Patheon as a consequence of or arising from the termination of this Agreement, to include but not limited to, all and any redundancy costs of employees employed by Patheon to work solely or mainly in providing the Services and/or Manufacturing the Product, all and any termination costs in relation to subcontractors and agency staff working solely or mainly in providing the Services and/or Manufacturing the Product, any termination or cancellation fees payable to Third Party suppliers; and (iii) any additional costs incurred by Patheon in connection with the Services that are required to fulfill outstanding applicable regulatory and contractual requirements. Patheon will use commercially reasonable efforts to mitigate the Transfer Services Termination Costs. Patheon will further provide Pacira with documentation to substantiate the Transfer Services Termination Costs. Notwithstanding anything in this Section 8.11(d) to the contrary, Pacira’s liability for Transfer Services Termination Costs shall be limited to the payment to Patheon of the [**] of Transfer Services Termination Costs together with [**] of the Transfer Services Termination Costs in excess of [**] up to a maximum amount payable by Pacira of $2,000,000.
(e) Upon termination of this Agreement, in the event that Patheon will not be Manufacturing the Product for Pacira pursuant to the Manufacturing and Services Agreement, Pacira shall remove all Pacira Manufacturing Equipment and Materials from the Facility within [**] of said termination failing which Pacira will pay a fee equivalent to the aggregate monthly Base Fee for each month or part month the Pacira Manufacturing Equipment or Materials remain at the Facility post-termination.

ARTICLE 9
MISCELLANEOUS
9.1 Notices. Notwithstanding that advance notification of any notices or other communications may be given by facsimile or electronic mail transmission, all notices or other communications that shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by Express Mail or overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid.
If to Pacira:
Pacira Pharmaceuticals, Inc.
Attn: Legal Affairs Department - Kristen Williams
Telephone:
Facsimile:

If to Patheon:
Attention:
Executive Director & General Manager
Patheon UK Limited
Kingfisher Drive, Covingham
Swindon, Wiltshire SN3 5BZ
England
Facsimile:

with copy to
Legal Director.
9.2 Force Majeure. Neither Party shall be liable for delay in delivery, performance or nonperformance, in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 9.2 where such delay in delivery, performance or nonperformance results from acts beyond the reasonable control and without the fault or negligence of such Party including, but not limited to, the following conditions: fires, floods, storms, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, or acts, omissions, or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within five (5) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required, and the nonperforming Party shall use its commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for ninety (90) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.
9.3 Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement will be construed to place the Parties in the relationship of employer and employee, partners, principal, and agent or a joint venture. Neither Party will have the power to bind or obligate the other Party nor will either Party hold itself out as having such authority.
9.4 Waiver. Save where expressly stated to the contrary in this Agreement, no waiver by either Party of any provision or breach of this Agreement will constitute a waiver by such Party of any other provision or breach, and no such waiver will be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought. No course of conduct or dealing between the Parties will act as a modification or waiver of any provision of this Agreement. Either Party’s consent to or approval of any act of the other Party will not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the other Party.
9.5 Entire Agreement. This Agreement (together with all Exhibits hereto, which are hereby incorporated by reference), the Strategic Co-Production Agreement, the Manufacturing and Supply Agreement, the Quality Agreement, and the Confidentiality Agreement constitute the final, complete, and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises, and agreements relating to the subject matter hereof. Neither Party has relied upon any communication, representation, term, or promise, verbal or written, not set forth herein.
9.6 Assignment; Change of Control. This Agreement may not be assigned by Patheon without the prior written consent of Pacira. Notwithstanding the foregoing, Patheon may assign this Agreement to a Patheon Affiliate or to an acquirer or successor in interest in connection with a Change of Control of Patheon without the prior written consent of Pacira, provided that Patheon provides Pacira with written notice of any such assignment and, provided further, that in the event of a Change of Control of Patheon, Pacira shall be entitled to exercise the rights set forth in Schedule 10.6 of the Manufacturing and Supply Agreement. This Agreement shall be binding upon and inure to the benefit of Pacira and Patheon and their respective successors, heirs, executors, administrators, and permitted assigns.
9.7 Amendment; Modification. This Agreement may not be amended, modified, altered, or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement, or other communication will be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment, or other similar printed document issued by either Party.

9.8 Subcontractors. Prior to subcontracting any of Patheon’s obligations hereunder which concern activities related to or would require such contractors to come in to contact or have sight of Pacira’s Technology or use the Pacira Manufacturing Process, Patheon will notify Pacira of the proposed subcontractor (including in so far as they are working with the Pacira Manufacturing Equipment, temporary workers and other independent contractors) and will obtain Pacira’s written approval of such subcontractor. The terms of any subcontract will be in writing, will be subject to Pacira’s prior approval, and will be consistent with this Agreement, unless Pacira agrees otherwise, including (a) confidentiality obligations and (b) compliance with Applicable Law, as required of Patheon under this Agreement. No subcontracting will release Patheon from its responsibility for its obligations under this Agreement. Patheon will be responsible for the work and activities of each of Patheon’s subcontractors, including compliance with the terms of this Agreement.
9.9 Governing Law.
(a) The laws of England, whether procedural or substantive (but excluding application of any choice of law provisions contained therein) shall apply to all matters pertaining only to title to and ownership of the Facility and its appurtenances including, without limitation, all rights therein and the creation, exercise and extinction of such rights, obligations and liabilities. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the English Courts. For the avoidance of doubt, except with respect to any rights set forth in Schedule 10.6 of the Manufacturing and Supply Agreement, the Parties agree that nothing in this Agreement shall (i) grant Pacira any property ownership rights in the Facility or (ii) shall constitute a lease to the Facility.
(b) In all other respects, this Agreement shall be construed under and governed by the laws of the State of New York, New York, U.S.A. without regard to the application of principles of conflicts of law. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York.
(c) The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable.
9.10 Severability. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision to the extent it is found to be unenforceable or invalid will be severed and the remainder of the provision and this Agreement will continue in full force and effect. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for any invalid or unenforceable provision, taking in to account the Parties’ original intent of this Agreement.
9.11 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit,” or “clause” refer to the specified Article, Section, Exhibit, or clause of this Agreement; (e) “or” is disjunctive but not necessarily exclusive; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement will be deemed to be the language mutually chosen by the Parties, and no rule of strict construction will be applied against either Party hereto.
9.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party any right or remedy hereunder, except as may be received or created as part of a valid assignment.
9.13 Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
9.14 Counterparts. This Agreement may be signed in counterparts, each and every one of which will be deemed an original. Facsimile or PDF signatures will be treated as original signatures.
9.15 Taxes.
(a) Patheon will bear all taxes (“Tax” or “Taxes”), however designated, imposed as a result of the provision by Patheon of the Services under this Agreement for the following:
(i) income taxes imposed on Patheon arising from Manufacture of the Product performed at the Facility by its jurisdiction of residence.
(ii) Tax in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (“VAT”) and similar taxes. It does not include taxes paid by Patheon on behalf of or as agent for Pacira.
(b) Pacira shall be liable for taxes on its income and non-income that arise from the provision of Pacira-Supplied Materials and Pacira Manufacturing Equipment including VAT, customs, and duties. However, the Parties agree that they will use commercially reasonable efforts to reduce the financial impact for VAT that may apply.
(c) If either Party is required to bear a tax, duty, levy or similar charge pursuant to this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, that Party will pay such tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority. Any Tax that Pacira pays, or is required to pay, but which Pacira believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Pacira to Patheon whether due pursuant to this Agreement or otherwise.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, this Technical Transfer and Service Agreement has been executed by the Parties hereto as of the day and year first written above.

PATHEON UK LIMITED:		PACIRA PHARMACEUTICALS, INC.:

By:	/s/ James Mullen	By:	/s/ David Stack

Name:	James Mullen	Name:	David Stack

Title:	CEO	Title:	President, CEO and Chairman

Exhibit 2.1-A
Engineering Approach
The following engineering approach and footprint are intended to generally depict the engineering approach and the location and approximate size of current spaces allocated to Pacira. Such engineering approach and footprint shall be amended to be specifically adapted to the Manufacture of the Product, and the Parties shall agree upon the engineering approach and definitive footprint, taking into account parameters such as the exact design of the space, space classifications, code requirements, equipment, materials, personnel, waste stream process flows, Equipment sizing and utility requirements.
Manufacturing Suite A-2
A Grade C manufacturing area will be constructed within the current manufacturing footprint set forth in this Exhibit 2.1-A. This area will be approximately [**] and accommodate the following:
Grade C changing rooms
Grade D and C material airlocks
Grade C manufacturing suite
Grade C Equipment Preparation area
Grade D washing area
Grade C interconnecting corridors to [**]
The area will house:
[**] manufacturing skids
Vessel farm capable of housing [**]
COP (Cleaning Out of Place) Equipment
CIP (Cleaning in place) skid (which may be located elsewhere in the Facility)
The skids and the associated tanks will be supplied free of charge by Pacira. A cost for [**] to be used [**] has been included in the Capital Expenditures set forth in Exhibit 2.1-B.
Manufacturing Suite B-2
A Grade C manufacturing area will be constructed within the current manufacturing footprint set forth in this Exhibit 2.1-A. This area will be approximately [**] and accommodate the following:
Grade C manufacturing suite
Grade C interconnecting corridors to Manufacturing Suite A and the [**] filling suite
The area will house:
[**] manufacturing skid (approximately [**] scale up of one of the manufacturing skids located in Manufacturing Suite A-2)
Vessel farm capable of housing [**]

The skids and manufacturing vessels will be supplied free of charge by Pacira. A cost for [**] has been included in the Capital Expenditures.
Cleaning Out of Place
COP Equipment (supplied by Pacira) will be installed to allow for the cleaning of the TFF filters and small parts.
Filling
To support filling operations using the existing [**] filler, Patheon shall provide the following, which are included in the Capital Expenditures:
20mL format Change parts
Replacement autoclave and trolleys
VHP pass box
Modification to the existing grade C prep changing room to make provision for a vessel holding area for the filling suite,
Labeling, Packaging and Inspection
Engineering solution includes the purchase of a vial labeller and semi-automatic cartonner, and are included in the Capital Expenditures. Inspection activities will be conducted in the existing site facilities.
Utilities
The utility requirements for Pacira’s Manufacturing Process have been considered against the existing site capacity and forecast usage. [**]. [**], and the following utilities will be provided to assure continuation of supply and are included in the Capital Expenditures:
Independent, sterilisable WFI storage tank and distribution loop
Independent RO generation plant, PW storage tank and distribution loop
Chiller integrated into the centralised chilled water distribution system
Waste Treatment
The waste streams associated with Pacira’s Manufacturing Process have been identified and are included in the Capital Expenditures:
[**] from:
[**] from the manufacturing skid
Liquid waste from the cleaning processes
[**]
Liquid waste with pH ranges outside of allowable discharge limits coming from the cleaning process will not require additional intermediate storage and treatment to that currently available onsite.
Items not included in the Engineering Approach:

•	Modification to the fabric of the existing [**] area.

•	Materials and components for trials, qualification and start up activities.

•	Chilling of feed from vessel to filling line. (it is assumed that vials are at ambient from point of fill and until moved to [**] storage)

•	Disposal of product and solutions that require special handling.

•	Pre-effluent buffer tank for waste to drain.

•	WFI still and CS generator.

•	Fully automated Packaging process.

Exhibit 2.1-A
Footprint
[**]

Exhibit 2.1-B
Capital Expenditures
[**]
The capital requirements are based on the following assumptions:
No modification to the fabric of the existing [**] area is needed.
No pre-effluent buffer tank for waste to drain is needed.
No WFI still or CS generator is needed, as capacity is available at Facility.
Semi-automated packaging process is needed.

Exhibit 2.1-B
Capital requirements
(Detailed CAPITAL EXPENDITURES)

[**]

Exhibit 2.1-C
Qualification and Validation
The following qualification and validation activities are included in the Base Fee, and only relates to the 20ml vial.
Equipment Validation
Patheon shall perform qualification and validation activities for any Equipment used to Manufacture the Product. Preparations and review of protocols and reports associated with all the planned qualification/validation activities are included.
Patheon shall perform Equipment trial to confirm compliance of the Equipment with GMP. The trial would follow the Patheon standard approach.
Patheon shall perform Container Closer Integrity testing; vials will be tested using media filled units.
Patheon shall perform qualification and validation of the following processes to ensure sterility assurance with protocols and reports prepared:

•	Stopper sterilization

•	Vial washing machine and depyrogenation tunnel

•	Environmental control
Cleaning Process Verification/Validation
All Equipment will be dedicated and the current cleaning procedures employed by Pacira will meet the regulatory and internal requirements of the Patheon Swindon facility. It is assumed that a validated cleaning test method is available and will be transferred into Patheon laboratories and also that full cleaning occurs after each campaign (where applicable).

Exhibit 2.1-D
Other Transfer Services
The following Transfer Services are included in the Base Fee, unless indicated otherwise below.
Manufacturing Process
The precise strategy for technology transfer to the manufacturing skids will be determined between Pacira and Patheon. The Parties agree that this will likely take the form of a [**] to Manufacture a product that meets the Specifications and is Manufactured in compliance with the Quality Agreement and the GMP. Transfer of the process shall include:
For Manufacturing Suite A-2 and Manufacturing Suite B-2:

•	CIP process transfer and validation;

•	COP process transfer, as necessary;

•	SIP process transfer and validation;

•	Bulk product manufacturing process transfer, [**]. [**] will be taken through the fill process with subsequent QC testing on the product prior to making the registration batches;

•	[**] transfer and validation;

•	Filling process transfer and validation; and

•	Visual inspection process transfer.
Analytical Methods
Physical methods will be confirmed according to USP/EP specifications or methods supplied by Pacira. For each specific analytical method to be transferred, a protocol with pre-defined acceptance criteria will be prepared and agreed with Pacira, and only upon the successful [**] completion and approval of the associated protocol and report, the method will be deemed successfully transferred.
Patheon will validate Microbiological USP/EP test methods required for bioburden, endotoxin and sterility testing.
It is assumed that Patheon currently have the required analytical equipment on site to perform the required testing. If any new equipment is needed then this is will be priced separately and paid by Pacira.
Bulk Media Simulation and Fill Runs
[**]. Media runs must be completed prior to Manufacture of registration batches.

Registration Batches and Stability Testing
Once a Product that meets the Specifications and Marketing Authorization can be made on the manufacturing skids, a minimum of [**] followed by [**] registration batches shall be manufactured from [**]. Patheon shall perform full QC release testing on such batches, and place such batches at normal and accelerated stability conditions in compliance with the Quality Agreement. [**] stability data will be required for regulatory submission. [**].
Stability Testing
Based on the information provided by Pacira the estimate per time point, per batch per condition is [**]. For the registration batch study it is assumed that multiple batches and conditions can be tested at the same time on the same HPLC runs and the total price for this study is estimated to be [**]. Patheon will make a detailed assessment and supply an accurate revised price for this work on provision of the full testing specification and analytical methods.
Process Validation Manufacturing
The precise strategy for Process Validation will be determined between Pacira and Patheon. Fees to support process validation are included in the Base Fee. Patheon shall conduct the Process Validation in no more than [**] for each manufacturing skid. Patheon shall Manufacture Process Validation batches according to GMP, suitable for commercial distribution. If the Process Validation batches result in saleable Product used by Pacira for commercial distribution, such batches will be released by Patheon subject solely to the terms and conditions of the Manufacturing and Services Agreement and Pacira will pay any applicable Product Fees in accordance with the terms and conditions of the Manufacturing and Supply Agreement.
Container Closure Integrity - Microbial Intrusion Test
Patheon shall conduct Container Closure Integrity testing by micro ingress, using media filled units, in compliance with the Quality Agreement.
Visual Inspection
Patheon will perform and assessment on the visual inspection for the process along with Pacira and could provide specific validation activities.
[**].
Regulatory Management or Documentation Support
To the extent requested by Pacira and agreed to by the Parties as an Additional Service, Patheon shall provide assistance in the preparation of CMC sections for the product filing. A [**] hourly billing rate shall be charged by Patheon for such regulatory services. In addition, a clerical hourly billing rate of [**] would be charged if Pacira requests the provision of additional project documentation that would not typically be provided as part of the Base Fees.

Key Technical Assumptions
The following technical assumptions apply to the production of process validation batches of EXPAREL® and the Materials used therein:
1.1 Manufacturing:

(a)
Batch Size - The batch size will equal approximately [**]. From Manufacturing Suite A, the batch will be produced by [**] of [**] bulk product, and from Manufacturing Suite B, by producing [**] of bulk product.

(b)
Product sterilization, filling process, and sealing - The Pacira Manufacturing Process will utilize the “Pacira Skid” system. Bulk manufacturing and sealing will be [**]. Empty vials will be washed and depyrogenated using an in line washing and tunnel machine prior to filling vials. The Pacira Manufacturing Process does not require [**].

(c)
Hold times - Bulk vessels will be maintained at [**] degrees prior to filling. Only standard light protection is employed and that no special precautions are required during formulation, filling, and inspection.

(d)	Visual Inspection - 100% vials visual inspection is carried out manually Defect characteristics and AQL limits will be agreed and defined for the product units in the Quality Agreement.

(e)	Finished product storage - Finished Product will be stored at [**]. temperature. Patheon has not made consideration for the expansion of current [**] capacity.
1.2 Market Supply - Transfer Services are for [**] only.

1.3 Packaging:

(a)	Primary Packaging components:

Component	Specification	Manufacturer / Supplier
Vial	USP Type 1 glass vial, 20-mL, 13-mm neck	[**]
Stopper	Grey butyl rubber stopper, 13-mm,	Manufacturer: [**] Supplier: [**]
Seal	13-mm aluminum flip-up, tear-off seal with a polypropylene flip-off cap	[**]

(b)	Secondary Packaging - Bulk labelled vials only.
1.4 Testing:

(a)	The API will only require ID testing

(b)	QC test methods are fully validated and robust at the time of commercial manufacture.

(c)	Micro testing on the finished product has been included.

(d)	Testing labor may be subject to change after the final agreement on testing specifications and requirements.

Exhibit 2.1-E
Timeline
[**]

Exhibit 2.1-F
Equipment
(i) Pacira shall be responsible for the design (subject to Section (vi) below) and for the cost of procurement, installation, commissioning and validation of process equipment necessary to Manufacture the bulk EXPAREL® Product in Manufacturing Suite A-2 and Manufacturing Suite B-2 (the “Pacira Manufacturing Equipment”). The Pacira Manufacturing Equipment consists of [**].
(ii) Patheon shall be responsible for the procurement of any equipment, other than the Pacira Manufacturing Equipment, necessary to Manufacture the Product, including filling, packaging, labeling, testing, clean and dirty utilities, waste handling systems and all building infrastructure (the “Patheon Manufacturing Equipment”).
(iii) Title to all Pacira Manufacturing Equipment and the Pacira Purchased Patheon Manufacturing Equipment will be held by Pacira or a Pacira Affiliate. Title to all Patheon Manufacturing Equipment except Pacira Purchased Patheon Manufacturing Equipment will be held by Patheon.
(iv) As of the Effective Date, some of the Patheon Manufacturing Equipment requires additions/upgrades in order to prepare for the Manufacturing of the Product. Pacira shall be responsible for the costs of such additions/upgrades, in accordance with Exhibit 2.1-B. Pacira shall own any Patheon Manufacturing Equipment added and paid for by Pacira hereunder which is reasonably capable of separation, and can practically and sensibly be separated, from the Facility or other equipment at the Facility at the date of termination of this Agreement (“Pacira Purchased Patheon Manufacturing Equipment”).
(v) As of the Effective Date, the Patheon Manufacturing Equipment includes a [**] filling line. The [**] filling line shall be used [**] to Manufacture the Product during the Term commencing on the date of commercial Manufacture pursuant to the Manufacture and Supply Agreement. Prior to first fill on the [**] pursuant hereto and thereafter, Patheon shall have in place a risk mitigation plan in the event that the [**] is not operational or sufficient to fulfill those Pacira Purchase Orders which Patheon is obliged to accept pursuant to Section 2.3(c) of the Manufacturing and Supply Agreement. Prior to first fill on the [**] pursuant hereto, Patheon shall provide a copy of such risk management plans to Pacira for Pacira’s review and approval (which shall not be unreasonably withheld).
(vi) With respect to all Equipment, Patheon shall provide engineering project management and process validation, qualification support, installation and commissioning services, in consideration for the payments set forth in Exhibit 2.1-B. While Pacira shall be responsible for the design and ordering [**], Patheon shall actively participate in the design process and after such Equipment is delivered in the United Kingdom, Patheon shall manage the installation, commissioning and validation activities of such Equipment. Notwithstanding Section (i) above, [**] are not considered specific to Pacira’s Manufacturing Process and can be designed and ordered by either Party based on mutual agreement.
(vii) During the Term, Pacira shall be responsible for additions and replacement cost of any Pacira Manufacturing Equipment or any Pacira Purchased Patheon Manufacturing

Equipment. Once the initial additions/upgrades to the Patheon Manufacturing Equipment have been paid by Pacira, Patheon shall be responsible for any other additions and replacement cost of any Patheon Manufacturing Equipment.
(viii) During the Term, Patheon shall, at its sole cost and expense, subject to this subsection (viii), provide all Maintenance for the Equipment and Facilities. Notwithstanding the foregoing, with respect to the Pacira Manufacturing Equipment and the Pacira Purchased Patheon Manufacturing Equipment, Maintenance does not include the cost of spare parts, Equipment breakdowns caused by any reason outside of Patheon’s reasonable control, or specialized maintenance services not within Patheon’s technical expertise or that requires specialist equipment, in each case where Patheon is required to utilize a third-party contractor. Patheon’s costs associated with such spare parts and third-party contractors will be reimbursed by Pacira as a Bill Back Item. Patheon shall not be liable for ordinary wear and tear of the Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment; Patheon shall only be liable for the repair or replacement of any damage caused to such Equipment where such damage arises due to its negligence or willful misconduct. Throughout the Term of this Agreement, Patheon shall maintain casualty insurance on Pacira Manufacturing Equipment and Pacira Purchased Patheon Manufacturing Equipment in the amount equal to at least the depreciated value of such Equipment.
(ix) The Parties shall provide their commercially reasonable commercial efforts to minimize the costs of procurement, transportation, installation and commissioning of the Equipment. Patheon shall provide Pacira with quotes and copies of all applicable invoices from vendors, for the costs of procurement, transportation, installation, and commissioning of the Equipment, and in no event such costs shall exceed the amounts indicated in Exhibit 2.1-B by more than [**], unless otherwise agreed by the Parties. In order to obtain, and prior to obtaining, any reimbursement of costs hereunder, Patheon must obtain prior written approval from Pacira and provide Pacira with quotes and invoices, including copies of all applicable invoices from vendor(s), for the supply, transportation, installation, and commissioning of the Equipment.
(x) For changes to the Specifications, Pacira’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product that are required by Applicable Law (collectively, “Required Manufacturing Changes”), Patheon and Pacira shall cooperate to promptly make such changes within the required timeline.
(xi) For changes to the Specifications, Pacira’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product that are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), Patheon and Pacira must each agree to any Discretionary Manufacturing Changes and shall cooperate in making such changes, and each agrees that it shall not unreasonably withhold or delay its consent to such Discretionary Manufacturing Changes.
(xii) Notwithstanding the foregoing, all internal and external costs, including, without limitation, costs of obsolete Materials, work-in-process and Product (1) associated with Required Manufacturing Changes shall be borne by [**], and (2) all such costs associated with Discretionary Manufacturing Changes shall be agreed between the Parties; provided that, in each case, all such costs shall be commensurate with costs common in the industry for the types of changes being made.

(xiii) In the event that Pacira changes the Specifications, Pacira’s Manufacturing Process, the Equipment, the Services to be provided hereto or the formulation of the Product, or consents to any change by Patheon, Patheon shall provide to Pacira any such documentation or other information with respect thereto as they relate to the Transfer Services as Pacira may reasonably request in order to obtain or maintain any Regulatory Approval or comply with GMP or other Applicable Law.

Exhibit 2.2-A
Base Fees
Patheon will charge the monthly Base Fee per Manufacturing Suite, as set forth below.
[**]
Services included in the scope of the Base Fees and services which may constitute Bill Back Items and Additional Services are further defined in Schedule 2.1(a) of the Manufacturing and Supply Agreement.
The Base Fee stated herein is calculated as at the [**]. The Base Fee will be adjusted on [**] to reflect any increase in the UK RPIJ: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk) during the previous 12 months.

Exhibit 2.2-B
Payment Schedule for Process and Validation Fees
[**]

Exhibit 4.2
Patents
[**]